                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[ ] Preliminary Proxy Statement            [_] Confidential, for Use of the
                                               Commission Only (as permitted by
[X] Definitive Proxy Statement                 Rule 14a-6(e)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                            ROPER INDUSTRIES, INC.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                            ROPER INDUSTRIES, INC.
    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No Filing Fee Required.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    --------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

    --------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange ActRule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    --------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

    --------------------------------------------------------------------------

    (5) Total fee paid:

    --------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    --------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

    --------------------------------------------------------------------------

    (3) Filing Party:

    --------------------------------------------------------------------------

    (4) Date Filed:

    --------------------------------------------------------------------------

Notes:

                                    LOGO

                            ROPER INDUSTRIES, INC.

                              160 BEN BURTON ROAD
                             BOGART, GEORGIA 30622
                                 706-369-7170

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

  The 1997 Annual Meeting of shareholders of Roper Industries, Inc. ("Annual Meeting") will be held at its corporate offices at 160 Ben Burton Road, Bogart, Georgia 30622 on Friday February 14, 1997, at 12 noon for the following purposes.

  1. To elect four (4) Directors;

  2. To vote on the proposed amendment of the Certificate of Incorporation of the Company to increase the number of authorized shares of Common Stock to 80,000,000;

  3. To vote on the proposed amendment of the 1991 Stock Option Plan to authorize a 250,000 share increase in the number of shares of Common Stock to be reserved for options thereunder;

  4. To transact any other business properly brought before the meeting.

  Only shareholders of record at the close of business on December 27, 1996 will be entitled to vote at the Annual Meeting or any adjourned meeting, and these shareholders will be entitled to vote whether or not they have transferred their Common Stock since that date.

  SHAREHOLDERS UNABLE TO ATTEND THE MEETING IN PERSON ARE URGED TO FILL IN, SIGN, DATE AND MAIL THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE.

                                          By Order of the Board of Directors

                                          /s/ Shanler D. Cronk

                                          Shanler D. Cronk Secretary

Bogart, Georgia
January 7, 1997

                            ROPER INDUSTRIES, INC.

                              160 BEN BURTON ROAD
                             BOGART, GEORGIA 30622
                                 706-369-7170

                               -----------------
                                PROXY STATEMENT
                               -----------------

                                    GENERAL

  THE ENCLOSED PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF ROPER INDUSTRIES, INC. (THE "COMPANY"). The cost of proxy solicitation will be borne by the Company. In addition to the solicitation of proxies by use of the mails, officers and regular employees of the Company may devote part of their time, without additional compensation, to solicitation by telegraph, telephone or personal calls. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to beneficial owners and for reimbursement of their out-of-pocket and clerical expenses incurred in that connection. Proxies may be revoked at any time prior to voting.

  The mailing address of the principal executive offices of the Company is Roper Industries, Inc., 160 Ben Burton Road, Bogart, Georgia 30622. This Proxy Statement and the enclosed Proxy together with the 1996 Annual Report was mailed to shareholders on or about January 7, 1997. ON WRITTEN REQUEST MAILED TO THE ATTENTION OF THE CHIEF FINANCIAL OFFICER OF THE COMPANY AT THE ADDRESS SET FORTH ABOVE, THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF ITS 1996 REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

                               VOTING SECURITIES

  As of December 27, 1996, the Company had outstanding 15,165,546 shares of Common Stock, all of which shares are entitled to vote. The Company's Restated Certificate of Incorporation (the "Certificate of Incorporation") provides that each outstanding share of Common Stock will entitle the holder thereof to five votes, except that holders of outstanding shares of Common Stock with respect to which there has been a change in beneficial ownership during the four years immediately preceding the record date of December 27, 1996 ("the Record Date") for determining shareholders entitled to vote at the Annual Meeting will be entitled to one vote per share. Accordingly, shares owned on or before December 27, 1992, and as to which there has been no change in beneficial ownership since that date, are entitled to five votes per share. Stock dividend shares received pursuant to the Company's September 1993 2-for-1 stock split in the form of a 100% stock dividend shall be entitled to the same number of votes as the original shares with respect to which they were distributed. The actual voting power of each holder of Common Stock will be based on stock ownership on the Record Date, as demonstrated by shareholder records at the time of the Annual Meeting. FOR VOTING PURPOSES, PROXIES REQUIRING CONFIRMATION OF THE DATE OF BENEFICIAL OWNERSHIP RECEIVED BY THE BOARD OF DIRECTORS WITH SUCH CONFIRMATION NOT COMPLETED SO AS TO SHOW WHICH SHARES BENEFICIALLY OWNED BY THE SHAREHOLDER ARE ENTITLED FIVE VOTES FOR EACH SHARE WILL BE VOTED WITH ONE VOTE FOR EACH SHARE. See "VOTING BY PROXY AND CONFIRMATION OF BENEFICIAL OWNERSHIP" on page 17.

  Shareholders are urged to sign the enclosed form of proxy and return it promptly in the envelope enclosed for that purpose. Proxies will be voted in accordance with the shareholders' directions. If no directions are given, proxies will be voted (i) FOR the election of the nominees named herein as Directors, (ii) FOR the proposed amendment of the Certificate of Incorporation of the Company (the "Certificate of Incorporation") to increase the number of authorized shares of Common Stock to 80,000,000, and (iii) FOR the proposed amendment of the 1991 Stock Option Plan to authorize a 250,000 share increase in the number of shares of Common Stock reserved for options thereunder. With regard to the election of Directors, votes may be cast in favor of all nominees or withheld from all nominees or any particular nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all proposals, except for the election of Directors, and will be counted as present for purposes of determining the existence of a quorum for the conduct of the Annual Meeting. Approval of the proposed amendment of the Certificate of Incorporation and approval of the proposed amendment of the 1991 Stock Option Plan requires approval by a majority of the votes of all issued and outstanding shares and a majority of the votes of those shares present and entitled to vote at the Annual Meeting, respectively. Thus, abstentions will have the effect of negative votes on these proposals.

  Under the rules of the New York Stock Exchange, brokers who hold shares in a street name have the authority to vote on certain items when they have not received instructions from beneficial owners. Thus, brokers that do not receive instructions are entitled to vote upon each of (i) the election of Directors, (ii) the proposed amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock to 80,000,000 and
(iii) the proposed amendment to the 1991 Stock Option Plan to authorize a 250,000 share increase in the number of shares of Common Stock reserved for options thereunder.

SECURITY OWNERSHIP

  The following table sets forth certain information regarding the ownership of the Company's common stock as of November 30, 1996 with respect to (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of the Company's common stock, (ii) each Director and each nominee for Director of the Company, (iii) each of the executive officers of the Company named in the Summary Compensation Table set out on page 11 and
(iv) Directors and executive officers of the Company as a group. Except as otherwise indicated, each of the following shareholders has sole voting and investment power with respect to shares beneficially owned by such shareholder, except to the extent that authority is shared by spouses under applicable law.

                                                   BENEFICIAL OWNERSHIP
NAME OF BENEFICIAL OWNER                             OF COMMON STOCK    PERCENT
------------------------                           -------------------- -------
Beck Mack & Oliver (1)............................        929,819         6.1
Ingalls & Snyder (2)..............................      1,222,742         8.1
Inverness Counsel, Inc. (3).......................        984,629         6.5
W. Lawrence Banks (4) (5).........................          7,200           *
Luitpold von Braun (4)............................         42,200           *
Donald G. Calder (4) (6)..........................         71,872           *
John F. Fort III..................................         10,000           *
E. Douglas Kenna (4) (7)..........................        398,111         2.6
Derrick N. Key (4)................................        462,771         3.1
George L. Ohrstrom, Jr. (4) (8)...................        387,200         2.6
Georg Graf Schall-Riaucour (9)....................        202,000         1.3
Eriberto R. Scocimara (4) (10)....................         50,766           *
Christopher Wright (4) (11).......................          7,200           *
A. Donald O'Steen (12)............................         45,522           *
Zane E. Metcalf (12)..............................         52,619           *
Larry K. Christensen (12).........................         31,285           *
Nigel W. Crocker(12)..............................         15,718           *
All directors and executive officers as a group
 (16 persons).....................................      1,822,937        12.0

--------
*Less than 1%.

(1) The partnership's business address is 330 Madison Avenue, 31st Floor, New York, New York 10017-5001; has no voting power with respect to any such shares.

(2) The partnership's business address is 61 Broadway, New York, New York 10006; has no voting power with respect to 1,095,937 shares; has no disposition power with respect to 334, 161 shares.
(3) The company's business address is 545 Madison Avenue, 9th Floor, New York, New York 10022.

 (4) Includes 7,200 shares (each of Messrs. Banks, Scocimara, von Braun and Wright), 10,400 shares (Mr. Calder), 66,000 shares (Mr. Key), 6,400 shares (Mr. Ohrstrom) and 400 shares (Mr. Kenna) subject to options exercisable as of February 28, 1997.
 (5) Does not include 197,430 shares owned by several investment funds which are managed by subsidiaries of Robert Fleming Holdings, Ltd. of which Mr. Banks is a director. Mr. Banks disclaims beneficial ownership of such shares.
 (6) Does not include (i) 214,477 shares owned by Mr. Calder's wife or (ii) 19,220 shares which are owned by Mr. Calder's adult children, as to all of which shares Mr. Calder disclaims beneficial ownership.
 (7) Includes 75,000 shares held in trust for the benefit of Mr. Kenna's grandchild, of which Mr. Kenna is trustee. Does not include 15,000 shares owned by Mr. Kenna's wife, as to which shares Mr. Kenna disclaims beneficial ownership.
 (8) Includes 58,540 shares owned by two family trusts of which Mr. Ohrstrom is one of three trustees who share voting and investment power. Does not include (i) 52,890 shares owned by the Ohrstrom Foundation, Inc., a not-for-profit corporation of which Mr. Ohrstrom is a director and executive officer, (ii) 3,000 shares owned by the National Sporting Library of which Mr. Ohrstrom is a trustee, (iii) 11,700 shares owned by Mr. Ohrstrom's wife, or (iv) 6,400 shares held in custodial accounts for the benefit of Mr. Ohrstrom's step-children, as to all of which shares Mr. Ohrstrom disclaims beneficial ownership.
 (9) Includes 200,000 shares owned by Wittelsbacher Ausgleichsfonds of which Mr. Schall-Riaucour is general Director, and as such, is authorized to vote and dispose of such shares. Mr. Schall-Riaucour disclaims beneficial ownership of all such shares.
(10) Does not include 27,610 shares owned by Mr. Scocimara's wife, as to which shares Mr. Scocimara disclaims beneficial ownership.
(11) Does not include 12,760 shares which Kleinwort Benson Limited ("KBL") beneficially owns or holds the power to vote and dispose. Mr. Wright is a director of KBL and disclaims beneficial ownership of such shares.
(12) Includes 30,800 shares (Mr. O'Steen), 26,200 shares (Mr. Christensen), 15,180 shares (Mr. Crocker), and 19,200 shares (Mr. Metcalf) subject to options exercisable as of February 28, 1997.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

  To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended October 31, 1996, all Company executive officers and directors and greater than 10% beneficial owners complied with applicable Section 16(a) filing requirements.

                   BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

PROPOSAL 1: ELECTION OF FOUR DIRECTORS

  The Certificate of Incorporation provides that the Board of Directors shall consist of such number of members as may be fixed, from time to time, by the Board of Directors, but not less than the minimum number required under Delaware law. The Board of Directors has fixed the number of Directors at eleven (11). The Certificate of Incorporation provides that the Board of Directors shall be divided into three classes of Directors, with the term of one class expiring at each annual shareholders' meeting and each class serving three-year terms. The terms of office of Directors Kenna, Ohrstrom, Schall-Riacour and Scocimara expire at the Annual Meeting, and such persons are proposed as nominees for Director for terms expiring at the 2000 Annual Meeting of Shareholders. At the special request of the Board in view of the Company's recently adopted mandatory retirement age of 70 for Directors, Mr. Kenna and Mr. Ohrstrom each have agreed, if reelected, to serve as Directors until the conclusion of the Company's 1998 fiscal year on October 31, 1998. Upon their retirement, the Board will appoint successors to serve the balance of their three-year terms. The respective terms of current Directors expire on the dates set forth below. A search is underway to fill the vacancy created by Dudley C. Mecum's retirement from the Board in October 1996, but no appointment by the Board filling that vacancy is expected until after the Annual Meeting. When appointed, the term of such new Director will expire at the 1998 Annual Meeting of Shareholders.

  Proxies received which contain no instructions to the contrary will be voted FOR the nominees listed below. In the event any nominee is unable to serve (an event management does not anticipate), the Proxy will be voted for a substitute nominee selected by the Board of Directors.

NOMINEES FOR ELECTION AT 1997 ANNUAL MEETING     POSITIONS AND OFFICES
FOR TERMS EXPIRING AT THE 2000 ANNUAL MEETING       WITH THE COMPANY        AGE
---------------------------------------------    ----------------------     ---
E. Douglas Kenna (1)(3)                          Director                    72
George L. Ohrstrom, Jr. (1)                      Director                    69
Georg Graf Schall-Riaucour                       Director                    56
Eriberto R. Scocimara (2) (3)                    Director                    61
DIRECTORS WHOSE TERMS EXPIRE
AT THE 1998 ANNUAL MEETING
----------------------------
W. Lawrence Banks (2)                            Director                    58
Luitpold von Braun (2)                           Director                    64
John F. Fort III                                 Director                    55
DIRECTORS WHOSE TERMS EXPIRE
AT THE 1999 ANNUAL MEETING
----------------------------
Donald G. Calder (1)                             Director                    59
Derrick N. Key (1)                               Chairman of the Board,      49
                                                 President and CEO
Christopher Wright (3)                           Director                    39

--------
(1) Member of the Executive Committee.
(2) Member of the Audit Committee.
(3) Member of the Compensation Committee

  E. Douglas Kenna has been a Director of the Company since December 1981 and served as Chairman of the Board of the Company from June 1982 until October 31, 1994. He was President of the Company from January 1986 until February 1989. He was a director of Ropex Corporation ("Ropex"), a holding company which wholly owned, and in February 1992 was merged into, the Company, from 1981 until the merger. Mr. Kenna was chairman of the board of Carlisle Companies Incorporated, a manufacturing company, from August 1989 to November 1993, a partner of G. L. Ohrstrom & Co. from 1981 to December 1993, a director of Phillips Petroleum from April, 1977 to May, 1995 and a director of Fleet/Norstar Financial Group from April, 1981 to January, 1995. Mr. Kenna was chairman of the board of Bertram-Trojan, Inc. (now called Martreb, Inc.), a maker of luxury yachts which filed for reorganization under Chapter 11 of the Federal Bankruptcy Code in March, 1992. The operating assets of that company were sold in the proceeding and a liquidating plan was submitted to the Court and the creditors and was confirmed.

  George L. Ohrstrom, Jr. has been a Director of the Company since December 1981, and served as a Vice President of the Company from June 1982 until May 1996. Mr. Ohrstrom is President of G. L. Ohrstrom & Co., Inc., and was managing partner of its predecessor, G. L. Ohrstrom & Co., from 1960 to October 1996. Mr. Ohrstrom is a director of Carlisle Companies Incorporated and Harrow Industries, Inc.

  Georg Graf Schall-Riaucour has been a Director of the Company since January 1995. He has been general manager of Wittelsbacher Ausgleichsfonds since May 1994, prior to which since 1971 he was senior partner of the Munich, Germany law firm of Stever & Beiten. Mr. Schall-Riaucour is director of Harrow Industries, Inc. and several privately held U.S. companies.

  Eriberto R. Scocimara was a Director of the Company from December 1981 to December 1984 and was re-elected as a Director in December 1991, and was a director of Ropex from December 1981 until its merger into the Company. Mr. Scocimara has been president and chief executive officer of the Hungarian-American Enterprise Fund, a privately-managed investment company, since April 1994, and he has been the president of Scocimara & Company, Inc., an investment management company, since 1984. Mr. Scocimara was a partner of G.L. Ohrstrom & Co. from 1969 to 1984. Mr. Scocimara is a director of Carlisle Companies Incorporated, Harrow Industries, Inc., Quaker Fabric Corporation, Cofinec S.A., Euronet Services, Inc. and several privately owned companies.

  W. Lawrence Banks has been a Director of the Company since December 1991 and was a director of Ropex from December 1982 until its merger into the Company. Mr. Banks has been a director of Robert Fleming & Co., Limited, an English merchant banking firm, for more than five years and is a deputy chairman thereof, and he is chairman of Robert Fleming Inc., its U.S. investment banking subsidiary. Mr. Banks is also a director of Harrow Industries, Inc.

  Luitpold von Braun has been a Director of Roper since December 1991, was a director of Ropex from December 1982 until its merger into the Company, and is presently a director of several privately owned companies. For more than five years, he was the general manager of Wittelsbacher Ausgleichsfonds in Munich, Germany, from which he retired in May 1994.

  John F. Fort III has been a Director of the Company since December 1995. He is a director and was formerly chairman (through January 1993) and chief executive officer (through July 1992) of Tyco International Ltd. He is also a director of Dover Corporation and Kimberly-Clark Corporation.

  Donald G. Calder has been a Director of the Company since December 1981, a Vice President of the Company from December 1981 until May 1996, Treasurer of the Company from December 1991 to May 1993, and a director of Ropex from 1981 until its merger into the Company. Mr. Calder is vice president of G. L. Ohrstrom & Co., Inc. and was a partner of its predecessor, G. L. Ohrstrom & Co., from 1970 to October 1996. He is a director of Carlisle Companies Incorporated, Central Securities Corp., Harrow Industries, Inc., Brown-Forman Corp. and several privately held companies.

  Derrick N. Key has been Chairman of the Board of the Company since November 1994, has been a Director and Chief Executive Officer since December 1991, and has been its President since February 1989. Mr. Key was Vice President of the Company from June 1982 until February 1989, and president of Roper Pump from November 1985 until November 1991. Mr. Key is also a director of Harrow Industries, Inc. and two privately held companies.

  Christopher Wright has been a Director of the Company since December 1991. Mr. Wright is an executive director of Kleinwort Benson Limited, an English merchant banking firm, and is an executive vice president of it's affiliate, Dresdner Kleinwort Benson North America LLC. He is also general manager of The KB Mezzanine Fund, L.P., a director and officer of Merifin Capital, Inc., an affiliate of a private Dutch investment firm, and he has served since 1989 on the boards of directors of Bell Sports, Inc., and several privately owned companies.

MEETINGS OF THE BOARD AND BOARD COMMITTEES; COMPENSATION OF DIRECTORS

  During fiscal 1996, the Board of Directors of the Company held four meetings. Pursuant to Board compensation policies, only those Directors who were not otherwise employees of the Company receive an annual fee of $18,000 per year for serving on the Board of Directors, and a fee of $750 for each Board meeting attended, of which there were four during fiscal 1996.

  The Board has standing Executive, Audit and Compensation Committees. The Executive Committee, which has the authority to exercise all powers of the Board of Directors between regularly scheduled Board meetings, had no meetings in fiscal 1996. Each member of the Executive Committee who is not otherwise an employee of the Company receives an annual fee of $1,000 and a fee of $300 for each committee meeting attended.

  The functions of the Audit Committee consist of annually recommending to the Board of Directors the appointment of independent auditors, reviewing with such auditors the plan and results of the audit engagement, reviewing the scope and results of the Company's procedures for internal auditing, and reviewing the adequacy of the Company's system of internal accounting controls. During fiscal 1996, the Audit Committee held three meetings. Each member of the Audit Committee received an annual fee of $1,000, and a fee of $300 for each meeting attended.

  The Compensation Committee administers the Company's executive incentive compensation programs and decides upon annual salary adjustments and discretionary bonuses for the Company's "top management" (defined as the Chairman of the Board, the President, Executive Vice Presidents and Vice Presidents of the Company, and the presidents and vice presidents of the Company's subsidiaries and divisions). The Compensation Committee had two meetings during fiscal 1996. Each member of the Compensation Committee who is not otherwise an employee of the Company received an annual fee of $1,000 and a fee of $300 for the meeting attended.

  Directors who are also Company employees are eligible to participate in Roper's Employees' Retirement Savings Plan, to which the Company contributes a minimum of 3% and up to a maximum of 7 1/2% of their base salary, and a discretionary incentive stock option plan for management and key employees. Directors who are not otherwise Company employees are entitled to participate in a non-employee Director's Stock Option Plan providing for an initial grant of 10,000 shares of Roper's Common Stock and additional annual grants of 2,000 shares for each year served following the year of initial appointment.

RELATED TRANSACTIONS

  The Company has an agreement with Mr. Kenna, a Director, and his wife effective November 1, 1994, pursuant to which they have agreed to serve as consultants to the Company for a period of ten (10) years. The Company will pay consultant fees of $50,000 per year under this agreement. The Company also has a consulting agreement with G. L. Ohrstrom & Co., Inc., pursuant to which the latter will provide consulting services for a three-year period expiring May 31, 1999, the annual fee for which will be $333,000 to be paid in equal monthly installments. Messrs. Ohrstrom and Calder are directors and officers of G.L. Ohrstrom & Co., Inc.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

  During fiscal 1996, the members of the compensation committee were Messrs. Kenna, who was Chairman of the Board of Directors from June 1982 through October 1994 and who serves as consultant to the Company as described above, Scocimara and Wright. Derrick N. Key, the Company's President and Chief Executive Officer, was appointed in June, 1996 as a director of Symmetry Medical Inc., which has no compensation committee and of which Mr. Calder is chairman of the board and a vice president and Mr. Ohrstrom is a director and a vice president.

EXECUTIVE OFFICERS

  The following table sets forth certain information concerning the current executive officers of the Company. The executive officers are elected by the Board of Directors and serve at the discretion of the Board.

NAME                         POSITION AND OFFICES WITH THE COMPANY         AGE
----                         -------------------------------------         ---
Derrick N. Key         Chairman of the Board of Directors, President and    49
                        Chief Executive Officer
A. Donald O'Steen      Executive Vice President                             50
Martin S. Headley      Vice President and Chief Financial Officer           40
Zane E. Metcalf        Vice President and Treasurer                         55
Shanler D. Cronk       Vice President, General Counsel and Secretary        48
Larry K. Christensen   Group Vice President, Industrial Controls            48
Nigel W. Crocker       Group Vice President, Analytical Instrumentation     42

  A. Donald O'Steen has served as Executive Vice President of the Company since July 1996, and as group vice president of the Fluid Handling segment since November 1, 1996. Prior thereto he was the Chief Financial Officer of the Company since May 1993, and was its Controller from 1982 to May 1993. Mr. O'Steen was president of Roper Pump Company from November 1991 to May 1993, was its executive vice president and general manager from August 1990 until November 1991 and from February 1989 until August 1990 was its vice president of operations. He served as vice president of finance and administration of Roper Pump Company from January 1986 until February 1989.

  Martin S. Headley has served as Vice President and Chief Financial Officer of the Company since July 23, 1996. From July 1993 to June 1996, Mr. Headley served as Chief Financial Officer of the US operations of McKechnie Group, plc, a manufacturer of components and assemblies for a variety of industrial OEM's. From June 1990 to July 1993, he served as Controller-International Operations for AM Multigraphics, a manufacturer and distributor of printing and reproduction equipment and supplies, prior to which was engaged in public accounting practice with Arthur Anderson & Co., conducting audit and consulting assignments from a number of American and European locations.

  Zane E. Metcalf has served as Treasurer of the Company since June 1982, was its Chief Accounting Officer from May 1993 until October 31, 1996, and was its Chief Financial Officer from June 1984 until May 1993. He also has been a Vice President of the Company since 1984.

  Shanler D. Cronk has served as a Vice President and General Counsel of the Company since September 1993, before which he served as its corporate counsel since January 1992, and was appointed its Secretary in November 1996. From June 1991 to January 1992, he served as interim chief counsel to Nevada Goldfields, Inc., prior to which he was engaged in corporate and securities law practice with the law firms of Gibson, Dunn & Crutcher, from June 1988 to October 1990, and Kutak, Rock & Campbell, of which he became a partner in 1987. Mr. Cronk is the son-in-law of Mr. Kenna.

  Larry K. Christensen has been Group Vice President, Industrial Controls, President of Amot U.S., and Managing Director of Amot Controls Ltd. ("Amot U.K.") since November 1, 1996. Prior thereto he served as executive vice president of CCC since July 1995. He was president of Amot U.S. from 1991 to June 1995, and prior thereto, he held various managerial positions in sales, marketing, project management, planning and engineering at Fisher Controls, a manufacturer of industrial control products, from July 1974 until December 1990.

  Nigel W. Crocker has been Group Vice President, Analytical Instrumentation since November 1, 1996. Prior thereto, he served both as president of Amot U.S. since September 1995, and as managing director of Amot U.K. since October 1991. Mr. Crocker served as managing director of Jiskoot Autocontrol Ltd. U.K., a control engineering company, from January 1990 until August 1991. Prior to that time, Mr. Crocker was vice president of engineering for North and South America and, subsequently, president of Jiskoot Inc. from November 1986 until December 1989.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Company's executive compensation program is administered by the Compensation Committee (the "Committee") of the Board of Directors (the "Board"). The Committee is appointed by the Board and is comprised of three non-employee Directors of the Company. The Committee has responsibility for all compensation matters concerning the Company's executive officers.

COMPENSATION PHILOSOPHY

  The Board's executive compensation program strongly links management pay with the Company's annual and long term performance. The program is intended to attract, motivate and retain senior management by providing compensation opportunities that are consistent with Company performance. The program provides for base salaries which reflect such factors as level of responsibility, individual performance, internal fairness and external competitiveness; annual incentive bonus awards which are payable in cash or stock upon the Company's achievement of annual financial objectives approved by the Board; and long term incentive opportunities in the form of stock options which strengthen the mutuality of interest between management and the Company's shareholders. While the income tax implications of the compensation program to the Company and its executive officers are continually assessed, including the recently enacted $1 million per covered employee limitation on the compensation expenses deductible by the Company, they are not presently a significant factor in the administration of the program.

  The Company strives to provide compensation opportunities which emphasize effectively rewarding management for the achievement of critical financial performance objectives. The Committee supports a pay-for-performance policy that determines compensation amounts based on business unit and individual performance. While the establishment of base salaries turns principally on the factors noted above, annual incentive bonuses for senior subsidiary executives are based on the financial performance of their respective business units, and annual incentive bonuses for senior corporate executives are based on the financial performance of the Company as a whole. In addition, the program provides stock incentive opportunities designed to align the interests of executives and other key employees with other shareholders through the ownership of Common Stock. The following is a discussion of each of the elements of the Company's executive compensation program including a description of the decisions and actions taken by the Committee with respect to fiscal 1996 compensation for the Chief Executive Officer (the "CEO") and all executive officers as a group.

MANAGEMENT COMPENSATION PROGRAM

  Compensation paid to the Company's executive officers for the fiscal year 1996 (as reflected in the foregoing tables with respect to the named executive officers) consisted of the following elements: base salary, annual incentive cash and stock bonuses under the Company's incentive bonus plans and stock options under the Company's 1991 Stock Option Plan.

BASE SALARY

  With respect to determining the base salary of executive officers, the Committee takes into consideration a variety of factors including the executive's levels of responsibility and individual performance, and the salaries of similar positions in the Company and in comparable companies in our industry. The Committee also engages the services of independent consultants from time to time to assess such comparable, external salary values. The Committee believes that its process for determining and adjusting the base salary of executive officers is fully consistent with sound personnel practices. Based on the Committee's consideration of the aforementioned factors, salary increases were made effective as of January 1, 1996 for each of the named executive officers and certain other executive officers of the Company and are reflected in the foregoing compensation tables.

  Annual adjustments in base salaries typically are made effective at the beginning of the calendar year for which they are intended to apply and therefore reflect in large part prior year's business and individual performance achievements.

ANNUAL INCENTIVE BONUS PROGRAM

  The Company's incentive bonus program for its executive officers (including those identified in the foregoing tables) is based on the achievement of annual financial performance targets which are established for three-year periods, but which are subject to adjustment as the Committee deems appropriate. Although the program presently emphasizes cash bonus payments, bonus stock awards are utilized when deemed appropriate, and in fiscal 1996 two such awards were made for an aggregate of 15,000 shares to be issued in the event of the attainment of specified future financial performance goals. Subjective performance criteria are not utilized in the determination of incentive bonuses. The objective criteria utilized include actual-versus-target sales and actual-versus-target earnings, the latter as expressed by return on net tangible assets ("RNTA"). Target sales and target RNTA established for the purpose of determining bonus payments are based on the annual business plans and operating budgets of the Company and each of its subsidiaries. Up to 50% of an executive officer's incentive bonus award is based on the sales performance vs. target of his or her subsidiary company and up to 50% is based upon the RNTA performance vs. target of such company. The annual incentive bonuses of corporate-level executive officers, whose responsibilities encompass all subsidiaries, is based on consolidated earnings per share, consolidated sales, and operating company RNTA performance targets. The Company accrues for these bonus payments currently throughout the year. Final calculation of the Company's financial performance (and the financial performance of its subsidiaries) and determination and payment of the awards is made as soon as is practicable after the completion of the Company's fiscal year which ends October 31, unless they are determinable prior to the fiscal year-end. Individual incentive bonus awards to executive officers for the Company's 1996 fiscal year were determined by the Committee based on application of the aforementioned factors to the Company's financial performance for fiscal 1996 and were paid after its conclusion.

1991 STOCK OPTION PLAN

  The long term incentive element of the Company's management compensation program is in the form of stock options grants. These discretionary stock options are granted and administered by the Committee under the 1991 Stock Option Plan which is intended to create an opportunity for employees of the Company to acquire a proprietary interest in the Company and thereby enhance their efforts in the service of the Company and its shareholders. The compensatory and administrative features of the 1991 Stock Option Plan conform in all material respects to the design of standard comparable plans in industry and are, in the Committee's estimation, fair and reasonable.

  During fiscal 1996, the Committee approved six separate grants of stock options to 118 key employees and executive officers (including those named executive officers reflected in the foregoing tables) at exercise prices ranging from $36.125 to $47.125 per share, which prices were the then- current fair market value of the Common Stock ("fair market value") for which the options were granted. 20% of the options under each grant will become exercisable on each succeeding anniversary of the respective Grant Dates through 2000 and 2001, respectively. The Committee believes that by rationing the exercisability of these stock options over a five-year period, the executive retention impact of the 1991 Stock Option Plan will be strengthened and management's motivation to enhance the value of the Company's stock will be constructively influenced.

CHIEF EXECUTIVE OFFICER COMPENSATION

  During fiscal 1996, Mr. Derrick N. Key, Chief Executive Officer of the Company was eligible to participate in the same executive compensation plans as were available to other corporate-level executive officers of the Company. Based on the performance of the Company in the prior fiscal year and the Committee's assessment of Mr. Key's ongoing personal performance in the position of Chief Executive Officer, Mr. Key received a salary increase effective as of January 1, 1996. Among the factors considered by the committee in its consideration of Mr. Key's performance were the continued expansion of the Company's core businesses into both domestic and international markets and the continued success of the Company's acquisition strategy. Finally, the Committee desired to commence bringing Mr. Key's salary up to a level with other CEO's of comparable public companies.

  Mr. Key's annual incentive bonus award for fiscal 1996 was earned under the same plan applicable to all other corporate-level executive officers of the Company and was based solely on the fiscal 1996 financial performance of the Company and its subsidiaries. On that basis, Mr. Key received an annual incentive bonus award equal to 51.73% of his fiscal 1996 year-end salary. No subjective assessment of Mr. Key's performance entered into the determination of his annual incentive bonus award.

  Mr. Key was granted stock options on December 11, 1995 for 10,000 shares of Common Stock under the Company's 1991 Stock Option Plan at the option price of $36.125 per share. These options were based on the continuing success through internally generated growth and through business acquisitions. He is eligible to receive additional option grants in the future at the discretion of the Committee.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

  Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), limits the amount of individual compensation for certain executive that may be deducted by the employer for federal tax purposes in any one fiscal year to $1 million unless such compensation is paid, a number of factors, including shareholder approval of the plan under which the compensation is paid, the exercise price at which options or similar awards are granted, the disclosure to and approval by the shareholders of applicable performance standards, the composition of the Compensation Committee, and certification by the Compensation Committee that performance standards were satisfied. In order to preserve the Company's ability to deduct certain performance-based compensation under Section 162(m), the Compensation Committee, in structuring compensation programs for its top executive officers, intends to give strong consideration to the deductibility of awards.

  Submitted by the Compensation Committee of the Board of Directors:

  E. Douglas Kenna, Chairman
  Eriberto R. Scocimara
  Christopher Wright

EXECUTIVE COMPENSATION

  The following table sets forth information concerning the cash compensation and additional incentive compensation paid by the Company to the Chief Executive Officer and each of its four other most highly compensated executive officers for the fiscal years ended October 31, 1996.

                          SUMMARY COMPENSATION TABLE

                                                                LONG-
                                                          TERM COMPENSATION
                                                        ---------------------
                        FISCAL  ANNUAL COMPENSATION       AWARDS     PAYOUTS
                         YEAR   ---------------------   ----------- ---------
NAME AND                ENDED                                       ALL OTHER
PRINCIPAL POSITION     OCT. 31, SALARY($)   BONUS ($)   OPTIONS (#) COMP. ($)
------------------     -------- ---------   ---------   ----------- ---------
Derrick N. Key           1996    376,667(1)  196,574(1)   10,000     49,529(2)
 President & CEO         1995    356,666     183,275      10,000     45,368
                         1994    287,000     149,700      80,000     24,446
A. Donald O'Steen        1996    185,000(1)   98,287(1)   10,000     31,546(3)
 Executive Vice Presi-
  dent                   1995    158,333      81,456       6,000     29,050
                         1994    145,000      74,850      20,000     26,978
Zane E. Metcalf          1996    123,167(1)   64,145(1)    2,000     23,594(4)
 Vice President          1995    118,416      60,583       2,000     23,017
 and Treasurer           1994    114,583      57,635      10,000     22,571
Larry Christensen        1996    144,167(1)   54,375(1)    5,000     84,223(5)
 Group Vice President,   1995    135,182      74,668       2,000     17,844
 Industrial Controls     1994    117,083      81,600      10,000     16,109
Nigel W. Crocker         1996    130,000(1)   46,800(1)    5,000     28,975(6)
 Group Vice President,   1995     91,750      69,625       2,000     10,262
 Analytical Inst.        1994     79,687      44,420      10,000     11,350

--------
(1) Includes deferrals of income under a non-qualified retirement plan of $214,977 for Mr. Key, $57,614 for Mr. O'Steen, $20,400 for Mr. Metcalf, $3,943 for Mr. Christensen, and $11,582 for Mr. Crocker.
(2) (a) Qualified defined contribution plan contribution of $11,250; (b) non-qualified defined contribution plan contribution of $30,746; (c) supplemental executive retirement and life insurance plan of $7,533.
(3) (a) Qualified defined contribution plan contribution of 11,250; (b) non-qualified defined contribution plan contribution of $8,734; (c) supplemental executive retirement and life insurance plan of $11,562.
(4) (a) Qualified defined contribution plan contribution of $11,250; (b) non-qualified defined contribution plan contribution of $2,531; (c) supplemental executive retirement and life insurance plan of $9,813.
(5) (a) Qualified defined contribution plan contribution of $9,000; (b) non-qualified defined contribution plan contribution of $7,886; (c) supplemental executive retirement life insurance plan of $4,722; (d) taxable relocation payments of $62,615.
(6) (a) Qualified defined contribution plan contribution of $11,250; (b) non-qualified defined contribution plan contribution of $3,765; (c) supplemental executive retirement and life insurance plan of $850; (d) taxable relocation payments of $13,110.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                              POTENTIAL REALIZABLE
                                                                VALUE AT ASSUMED
                               % OF TOTAL                        ANNUAL RATES OF
                    NUMBER OF   OPTIONS                            STOCK PRICE
                    SECURITIES GRANTED TO EXERCISE              APPRECIATION FOR
                    UNDERLYING EMPLOYEES  OR BASE                  OPTION TERM
                     OPTIONS   IN FISCAL   PRICE   EXPIRATION ---------------------
PRINCIPAL POSITION   GRANTED      YEAR     ($/SH)     DATE      5%($)      10%($)
------------------  ---------- ---------- -------- ---------- ---------- ----------
Derrick N. Key
 President &
 CEO                  10,000      3.59%    36.125   12/10/05     227,155    575,739
A. Donald
 O'Steen
 Executive Vice
 President            10,000      3.59%    36.125   12/10/05     227,185    575,739
Zane E. Metcalf
 Vice President
 and Treasurer         2,000      0.72%    36.125   12/10/05      45,437    115,148
Larry
 Christensen
 Group Vice
 President,
 Industrial
 Controls              5,000      1.80%    36.125   12/10/05     113,594    287,869
Nigel W.
 Crocker
 Group Vice
 President,
 Analytical
 Instrumentation       5,000      1.80%    36.125   12/10/05     113,594    287,869

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                                  VALUE OF
                                                  NUMBER OF   UNEXERCISED IN-
                                                 UNEXERCISED     THE MONEY
                                                 OPTIONS AT      OPTIONS AT
                                                  FY-END(#)      FY-END($)
                             SHARES             ------------- ----------------
NAME AND PRINCIPAL          ACQUIRED    VALUE   EXERCISABLE/    EXERCISABLE/
POSITION                   ON EXERCISE RECEIVED UNEXERCISABLE  UNEXERCISABLE
------------------         ----------- -------- ------------- ----------------
Derrick N. Key                   0         0    46,000/78,000 87,125/1,223,375
 President & CEO
A. Donald O'Steen                0         0    19,600/34,000  407,434/483,066
 Executive Vice President
Zane E. Metcalf                  0         0    12,400/15,200  310,883/282,492
 Vice President and
 Treasurer
Larry K. Christensen             0         0    18,800/18,200  527,375/301,812
 Group Vice President,
 Industrial Controls
Nigel W. Crocker                 0         0     8,400/18,200  178,520/301,817
 Group Vice President,
 Analytical
 Instrumentation

                        SHAREHOLDER RETURN PERFORMANCE

  Set forth below is a line graph comparing the Company's quarterly total shareholder returns to those of the Standard & Poor's 500 Index and a Comparable Company Index (comprising BWIP Holding, Inc., The Duriron Company, Inc., Elsag Bailey Process Automation N.V., Gorman-Rupp Company, Goulds Pump, Incorporated, Idex Corporation, Inc., Keystone International, Inc., Robbins & Myers Inc. and Watts Industries, Inc.) for the period beginning February 13, 1992, the date following completion of the Company's initial public offering, and ending October 31, 1996. Total return values were calculated based on cumulative total return assuming the value of the investment in the Company's Common Stock and in each index was $100 and that all dividends were reinvested.


                         [GRAPH APPEARS HERE]

              COMPARISON OF FIVE YEAR CUMULATIVE RETURN
       AMONG ROPER INDUSTRIES, INC., PEER GROUP INDEX AND S&P 500 INDEX

Measurement period          Roper Industries  Peer Group   S&P 500
(Fiscal Year Covered)             Inc.           Index      Index
---------------------       ----------------  ----------   --------
Measurement PT -
02/13/92                        $ 100.00       $ 100.00    $ 100.00

FYE 04/30/1992                  $ 110.16       $ 105.37    $ 102.24
FYE 07/31/1992                  $  76.72       $ 100.50    $ 105.35
FYE 10/30/1992                  $ 110.75       $  96.69    $ 104.78
FYE 01/29/1993                  $ 154.11       $ 104.76    $ 110.60
FYE 04/30/1993                  $ 235.79       $  99.88    $ 111.70
FYE 07/30/1993                  $ 379.77       $ 102.28    $ 114.57
FYE 10/29/1993                  $ 432.63       $ 108.53    $ 120.44
FYE 01/31/1994                  $ 312.40       $ 111.83    $ 124.85
FYE 04/29/1994                  $ 300.38       $ 100.68    $ 117.65
FYE 07/29/1994                  $ 334.84       $  97.61    $ 120.48
FYE 10/31/1994                  $ 298.27       $ 104.38    $ 125.11
FYE 01/31/1995                  $ 270.86       $  96.26    $ 125.51
FYE 04/28/1995                  $ 336.86       $ 111.27    $ 138.20
FYE 07/31/1995                  $ 427.93       $ 119.68    $ 151.94
FYE 10/31/1995                  $ 453.89       $ 117.78    $ 158.18
FYE 01/31/1996                  $ 496.31       $ 106.92    $ 174.04
FYE 04/30/1996                  $ 584.21       $ 119.50    $ 179.96
FYE 07/31/1996                  $ 465.59       $ 104.71    $ 177.12
FYE 10/31/1996                  $ 532.71       $ 109.29    $ 196.30


                   OTHER MATTERS TO COME BEFORE THE MEETING

PROPOSAL 2: AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO INCREASE THE
         NUMBER OF AUTHORIZED SHARES OF COMMON STOCK TO 80,000,000

  Article 4 of the Certificate of Incorporation presently provides that the Company is authorized to issue 25,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, $.01 par value per share. The Board of Directors has adopted an amendment to the Certificate of Incorporation to increase the authorized Common Stock of the Company from 25,000,000 to 80,000,000 shares and directed that the proposed amendment be submitted to the shareholders for approval. The Board of Directors recommends that the shareholders vote FOR the amendment. The additional shares of Common Stock for which authorization is sought would be a part of the Company's existing, single class of Common Stock and if and when issued, would have the same rights and privileges as the shares of Common Stock now outstanding.

  The text of the resolution to be presented for a vote of the shareholders at the Meeting will be substantially as follows:

  RESOLVED, that Article 4 of the Company's Restated Certificate of Incorporation be, and it hereby is, amended by deleting paragraph A of Article 4 thereof in its entirety and substituting the following paragraph in lieu thereof:

  4. A. The total number of shares of stock which the Corporation shall have authority to issue is eighty-one million (81,000,000) shares, divided into two
(2) classes as follows:

      (i)eighty million (80,000,000) shares, each to be of the par value of one cent ($.01), and to be designated as Common Stock; and

      (ii)one million (1,000,000) shares, each to be of the par value of one cent ($.01), and to be designated as Preferred Stock.

  As of December 27, 1996 there were 15,165,546 shares of Common Stock issued and outstanding, and no shares of Common Stock were held as treasury stock. Unexercised options for 1,097,145 shares of Common Stock were outstanding. 369,233 additional shares of Common Stock were reserved for future option grants under the plans.

  Although the Board of Directors has no present plans for the issuance of Common Stock, the additional shares of Common Stock that would be authorized but unissued and not reserved for issuance would be available to the Company for issuance in connection with general corporate purposes including, without limitation, stock splits, stock dividends, dividend reinvestment plan and other employee benefit plans, raising additional capital and acquisitions. The Board of Directors believes that additional authorized Common Stock would give the Company greater flexibility in executing its business strategies by allowing the Company to issue shares of Common Stock without the expense and delay of a shareholders' meeting to authorize additional shares if and when the need arises.

  The proposed amendment of the Certificate of Incorporation is not being recommended in response to any specific effort of which management is aware to obtain control of the Company. However, shares of authorized and unreserved Common Stock could be issued to a holder who might thereby obtain sufficient voting power to create voting impediments that would frustrate third parties seeking to gain control of the Company against the wished of the Board of Directors, whether or not such a takeover bid is in the best interest of the shareholders. The Company has no agreements, understandings, commitments or plans with respect to the sale or issuance of additional shares of Common Stock other than pursuant to its employee benefit and incentive compensation plans.

  The issuance of additional shares of Common Stock by the Company may, depending upon the circumstances under which the shares are issued, reduce shareholders' equity per share and may reduce the percentage of ownership of Common Stock of existing shareholders. The issuance of additional shares of Common Stock in payment of a stock dividend or to effect a stock split, however, would not reduce the percentage of ownership of the Company by existing shareholders or reduce any stockholder's interest in the earnings of the Company. Shareholders have no preemptive right to subscribe for or purchase any additional shares of Common Stock issued by the Company.

  Proxies received which contain no instructions to the contrary will be voted FOR approval of the proposed amendment of the Certificate of Incorporation. The affirmative vote of holders of shares of Common Stock having, in the aggregate, a majority of the votes of all of such shares issued and outstanding is required for its approval. If the proposal is approved by the shareholders, the amendment to the Certificate of Incorporation would become effective upon the filing of a Certificate of Incorporation with the Secretary of State of Delaware, which would occur as soon as practicable following the approval of the proposal by the shareholders.

PROPOSAL 3: AMENDMENT OF THE 1991 STOCK OPTION PLAN TO AUTHORIZE A 250,000
         SHARE INCREASE IN THE NUMBER OF SHARES OF COMMON STOCK TO BE RESERVED FOR OPTIONS THEREUNDER.

  Effective December 18, 1991, the Company adopted a Stock Option Plan (the "1991 Stock Option Plan") under which incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, as well as nonqualified options, may be granted. Under its present terms and conditions, all employees and consultants of the Company are eligible to participate in the 1991 Stock Option Plan which is administered by the Compensation Committee of the Board of Directors. This Committee selects the optionees and determines: (i) the amount of Common Stock subject to each option; (ii) the vesting schedule of the option; (iii) the exercise price (which, in the case of incentive stock options, cannot be less than 100% of the fair market value on the date of grant); and (iv) the duration of the option (which, in the case of incentive stock options, cannot exceed 10 years). All options are non-transferable other than by will or the laws of descent and distribution, and incentive stock options are exercisable during the lifetime of the optionee only while the optionee is in the employ of the Company, or within three months (one year in the case of disability) after termination of employment. If an optionee dies, the option is exercisable not later than one year from the date of death to the extent the optionee was entitled to exercise the option on the date of death.

  Amendments to the 1991 Stock Option Plan (i) to increase the total number of shares reserved for options, (ii) reduce the exercise price of any incentive stock option below the exercise price at the time of its award, (iii) to modify its eligibility provision or (iv) to materially increase the benefits accruing to participants, require the approval of the Company's shareholder. All other amendments may be made, from time to time, by the Board of Directors. The Company's shareholders approved amendments to the 1991 Stock Option Plan in 1993 and in 1994 which increased to 730,000 and 1,500,000, respectively, the number of shares of Common Stock authorized to be reserved for options thereunder.

  From the inception of the 1991 Stock Option Plan to December 27, 1996, the Compensation Committee has granted options thereunder to executive officers and employees for 1,176,767 shares of Common Stock, net of subsequent forfeitures, leaving 323,233 shares reserved for future option grants thereunder. The expiration date for all options granted is ten years from the respective grant dates, and all options granted become exercisable 20% per year commencing with the grant date. The option prices have reflected fair market value of the underlying shares at each grant date which ranged from $7.50 to $47.125. On December 27, 1996, the last reported sale price of the Common Stock on the New York Stock Exchange was $39.25 per share.

  The Board of Directors believes that successful continuation of the Company's business strategy, in particular additional acquisitions of profitable businesses capable of continuing their growth and improving their financial performance, depends on attracting and retaining able executives, managers, and key employees. The Board of Directors believes that additional shares must be reserved to facilitate the Company's attraction and retention of capable personnel. The Board of Directors is also seeking shareholder approval for the amendment to the 1991 Stock Option Plan to comply with the terms of the plan and to preserve the Company's ability to deduct, for federal income tax purposes, compensation expense attributable to stock options granted or that may be granted thereunder. Under Section 162(m) of the Internal Revenue Code, shareholder approval of performance-based compensation plans (including material amendments thereto) is necessary to qualify for the performance-based compensation exception to the limitation on a company's ability to deduct compensation paid to certain specified individuals in excess of $1 million.

  The following table sets forth information regarding stock options granted to date under the 1991 Stock Option Plan, including stock options that have been exercised to, (i) each of the Company's executive officers named in the Summary Compensation Table set forth on page 11, (ii) all executive officers of the Company as a group (non-employee Directors are not eligible to receive stock options under the 1991 Stock Option Plan) and (iii) all employees of the Company, other than executive officers, as a group.

                                        OPTIONS GRANTED     WEIGHTED AVERAGE
   NAME OF PERSON OR GROUP              (NO. OF SHARES) EXERCISE PRICE PER SHARE
   -----------------------              --------------- ------------------------
   Derrick N. Key......................      130,000            $25.3990
   A. Donald O'Steen...................       60,000             24.1125
   Zane E. Metcalf.....................       34,000             18.7426
   Larry Christensen...................       37,000             20.1520
   Nigel W. Crocker....................       37,000             20.1520
   All executive officers as a group...      342,000             23.9613
   All other employees as a group......    1,178,007             18.2224

  The Board of Directors recommends that its shareholders vote FOR the amendment of the 1991 Stock Option Plan to authorize a 250,000 share increase in the number of shares of Common Stock to be reserved for options thereunder to 1,750,000. If the amendment is approved approximately 1,573,000 shares of Common Stock would be subject to future issuance pursuant to issued, but unexercised, options and future option grants under the 1991 Stock Option Plan. Proxies received which contain no instructions to the contrary will be voted FOR the amendment of the 1991 Stock Option Plan. The affirmative vote of holders of shares of Common Stock having, in the aggregate, a majority of the votes of all shares present or represented by proxy and entitled to be cast on the proposed amendment is required for its approval.

FEDERAL INCOME TAX CONSEQUENCES

  The rules governing the tax treatment of options and stock acquired upon the exercise of options are quite technical. Therefore, the description of tax consequences set forth below is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as their interpretations, and their application may vary in individual circumstances. Finally, the tax consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws.

  Incentive options granted pursuant to the 1991 Stock Option Plan are intended to qualify as "Incentive Stock Options" within the meaning of Section 422 of the Internal Revenue Code. If the participant makes no disposition of the shares acquired pursuant to exercise of an incentive option within one year after the transfer of shares to such participant and within two years from grant of the option, such participant will realize no taxable income as a result of the grant or exercise of such option; any gain or loss that is subsequently realized may be treated as long-term capital gain or loss, as the case may be. Under theses circumstances, the Company will not be entitled to a deduction for federal income tax purposes with respect to either the issuance of such incentive options or the transfer of shares upon their exercise. Under current law, long-term capital gain is generally subject to a maximum federal income tax rate of 35%.

  If shares subject to incentive options are disposed of prior to the expiration of the above time periods, the participant will recognize ordinary income in the year in which the disqualifying disposition occurs, the amount of which will generally be the lesser of (i) the excess of the market value of the shares on the date of exercise over the option price, or (ii) the gain recognized on such disposition. Such amount will ordinarily be deductible by the Company for federal income tax purposes in the same year, provided that the Company satisfies certain federal income tax withholding requirements. In addition, the excess, if any, of the amount realized on a disqualifying disposition over the market value of the shares on the date of exercise will be treated as capital gain to the participant.

  A participant who acquires shares by exercise of a nonqualified option generally realizes as taxable ordinary income, at the time of exercise, on the difference between the exercise price and the fair market value of the shares on the date of exercise. Such amount will ordinarily be deductible by the Company in the same year, provided that the Company satisfies certain federal income tax withholding requirements

                               OTHER INFORMATION

           VOTING BY PROXY AND CONFIRMATION OF BENEFICIAL OWNERSHIP

  To assure that shares will be represented at the meeting, please complete, sign and return the enclosed proxy in the envelope provided for that purpose whether or not you expect to attend. Shares represented by a valid Proxy will be voted as specified.

  Any shareholder, without affecting any vote previously taken, may revoke a proxy by a later-dated proxy or by giving notice of revocation to the Company in writing addressed to the Company at 160 Ben Burton Road, Bogart, Georgia 30622.

  As described below, the number of votes that each shareholder will be entitled to cast at the meeting will depend on when the shares were acquired and whether or not there has been a change in beneficial ownership since the date of acquisition, with respect to each of such holder's shares. Stock dividend shares received pursuant to the Company's September 1993 2-for-1 stock split in the form of a 100% stock dividend shall be entitled the same number of votes as the original shares with respect to which they were distributed.

  Yellow cards are being furnished to shareholders whose shares of Common Stock are held by brokers or banks or in nominee name. Shareholders receiving yellow cards are requested to confirm to the Company how many of the shares they own as of December 27, 1996 were beneficially owned on or before December 27, 1992, entitling such shareholder to five votes per share, and how many were acquired after December 27, 1992, entitling such shareholder to one vote per share. IF NO CONFIRMATION OF BENEFICIAL OWNERSHIP IS RECEIVED FROM A SHAREHOLDER AT LEAST THREE (3) BUSINESS DAYS PRIOR TO THE ANNUAL MEETING, IT WILL BE DEEMED BY THE COMPANY THAT BENEFICIAL OWNERSHIP OF ALL SHARES WAS EFFECTED AFTER DECEMBER 27, 1992, AND THE SHAREHOLDER WILL BE ENTITLED TO ONE VOTE FOR EACH SHARE. If a shareholder provides incorrect information, he may provide correct information at any time at least three (3) business days prior to the voting of his shares at the Annual Meeting.

  Blue proxy cards are being furnished to individual shareholders of record on December 27, 1996 whose shares of Common Stock on the records of the Company show the following:

    (i)that such shareholder had beneficial ownership of such shares on or before December 27, 1992, and there has been no change since that date, thus entitling such shareholder to five votes for each share; or

    (ii)that beneficial ownership of such shares was effected after December 27, 1992, thus entitling such shareholder to one vote for each share; or

    (iii)that the dates on which beneficial ownership of such shares was effected are such that such shareholder is entitled to five votes for some shares and one vote for other shares.

  Printed on the blue proxy card for each individual shareholder of record is the number of shares of Common Stock for which he is entitled to cast five votes each and/or one vote each, as the case may be, as shown on the records of the Company.

  Shareholders are urged to review the number of shares shown on their blue proxy cards in the five-vote and one-vote categories. If the number of shares shown in a voting category is believed to be incorrect, the shareholder should notify the Company in writing of that fact and either enclose such notice along with his proxy card in the postage-paid, return envelope, or mail such notice directly to the Company at the address indicated above. The shareholder should identify the shares improperly classified for voting purposes and provide information as to the date beneficial ownership was acquired by him. Any such notification of improper classification of votes must be made at least three (3) business days prior to the Annual Meeting or the shareholder will be entitled at the Annual Meeting to the number of votes indicated on the records of the Company.

  In certain cases record ownership may change but beneficial ownership for voting purposes does not change. The Certificate of Incorporation of the Company states the exceptions where beneficial ownership is deemed not to have changed upon the transfer of shares of Common Stock. Shareholders should consult the pertinent provision of the Certificate of Incorporation attached as Annex A for those exceptions.

  By resolution duly adopted by the Board of Directors of the Company pursuant to subparagraph (v) of Article 4, of paragraph B of the Certificate of Incorporation, the following procedures have been adopted for use in determining the number of votes to which a shareholder is entitled.

    (i) The Company may accept the written and signed statement of a shareholder to the effect that no change in beneficial ownership has occurred during the period following December 27, 1992 and until the date on which a determination is made of the shareholders of the Company who are entitled to vote or take any other action at the Annual Meeting (December 27, 1996). Such statement may be abbreviated to state only the number of shares as to which such shareholder is entitled to exercise five votes or one vote.

    (ii) In the event the General Counsel of the Company, in his sole discretion, taking into account the standards set forth in the Company's Certificate of Incorporation, deems any such statement to be inadequate or for any reason deems it in the best interest of the Company to require further evidence of the absence of change of beneficial ownership during such period preceding the record date, he may require such additional evidence and, until it is provided in form and substance satisfactory to him, a change in beneficial ownership during such period shall be deemed to have taken place.

    (iii) Information supplementing that contemplated by paragraph (i) and additional evidence contemplated by paragraph (ii) may be provided by a shareholder at any time but must be furnished at least three business days prior to any meeting of shareholders at which such shares are to be voted for any change to be effective at such meeting.

                             INDEPENDENT AUDITORS

  The firm of KPMG Peat Marwick LLP provides assorted accounting services to the Company and served as the Company's independent auditors for 1996. One or more representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement, if they so desire, and to respond to appropriate questions of shareholders in attendance. Consistent with its customary practice, the Board of Directors expects to appoint its independent auditors for fiscal 1997 following the Annual Meeting.

                    SHAREHOLDER PROPOSALS FOR PRESENTATION
                          AT THE 1997 ANNUAL MEETING

  If a shareholder of the Company wishes to present a proposal for consideration for inclusion in the Proxy Statement at the Annual Meeting scheduled to be held on February 20, 1998, the proposal must be sent by Certified Mail-Return Receipt Requested and must be received at the executive offices of the Company, 160 Ben Burton Road, Bogart, Georgia 30622; Attn:
General Counsel, no later than October 17, 1997. All proposals must conform to the rules and regulations of the Securities and Exchange Commission.

                                 OTHER MATTERS

  As of the date of this Proxy Statement, the Board of Directors of the Company knows of no other business which will be or is intended to be presented to the meeting. Should any further business come before the meeting or any adjourned meeting, it is the intention of the proxies named in the enclosed Proxy to vote according to their best judgment.

                                          By the Order of the Board of
                                          Directors

                                          /s/ Shanler D. Cronk

                                          Shanler D. Cronk Secretary

Dated: January 7, 1997

                                    ANNEX A

                      SUBPARAGRAPH B OF ARTICLE 4 OF THE
            CERTIFICATE OF INCORPORATION OF ROPER INDUSTRIES, INC.

  B. (i) EACH OUTSTANDING SHARE OF COMMON STOCK SHALL ENTITLE THE HOLDER THEREOF TO FIVE (5) VOTES ON EACH MATTER PROPERLY SUBMITTED TO THE SHAREHOLDERS OF THE CORPORATION FOR THEIR VOTE, WAIVER, RELEASE OR OTHER ACTION; EXCEPT THAT NO HOLDER OF OUTSTANDING SHARES OF COMMON STOCK SHALL BE ENTITLED TO EXERCISE MORE THAN ONE (1) VOTE ON ANY SUCH MATTER IN RESPECT OF ANY SHARE OF COMMON STOCK WITH RESPECT TO WHICH THERE HAS BEEN A CHANGE IN BENEFICIAL OWNERSHIP DURING THE FOUR (4) YEARS IMMEDIATELY PRECEDING THE DATE ON WHICH A DETERMINATION IS MADE OF THE SHAREHOLDERS OF THE CORPORATION WHO ARE ENTITLED TO VOTE OR TO TAKE ANY OTHER ACTION.

  (ii) A CHANGE IN BENEFICIAL OWNERSHIP OF AN OUTSTANDING SHARE OF COMMON STOCK SHALL BE DEEMED TO HAVE OCCURRED WHENEVER A CHANGE OCCURS IN ANY PERSON OR PERSONS WHO, DIRECTLY OR INDIRECTLY, THROUGH ANY CONTRACT, AGREEMENT, ARRANGEMENT, UNDERSTANDING, RELATIONSHIP OR OTHERWISE HAS OR SHARES ANY OF THE
FOLLOWING:

    (a) VOTING POWER, WHICH INCLUDES, WITHOUT LIMITATION, THE POWER TO VOTE OR TO DIRECT THE VOTING POWER OF SUCH SHARE OF COMMON STOCK;

    (b) INVESTMENT POWER, WHICH INCLUDES, WITHOUT LIMITATION, THE POWER TO DIRECT THE SALE OR OTHER DISPOSITION OF SUCH SHARE OF COMMON STOCK;

    (c) THE RIGHT TO RECEIVE OR TO RETAIN THE PROCEEDS OF ANY SALE OR OTHER DISPOSITION OF SUCH SHARE OF COMMON STOCK; OR

    (d) THE RIGHT TO RECEIVE OR TO RETAIN ANY DISTRIBUTIONS, INCLUDING, WITHOUT LIMITATION, CASH DIVIDENDS, IN RESPECT OF SUCH SHARE OF COMMON STOCK.

  (iii) WITHOUT LIMITING THE GENERALITY OF THE FOREGOING SECTION (ii) OF THIS SUBPARAGRAPH B, THE FOLLOWING EVENTS OR CONDITIONS SHALL BE DEEMED TO INVOLVE A CHANGE IN BENEFICIAL OWNERSHIP OF A SHARE OF COMMON STOCK:

    (a) IN THE ABSENCE OF PROOF TO THE CONTRARY PROVIDED IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN SECTION (v) OF THIS SUBPARAGRAPH B, A CHANGE IN BENEFICIAL OWNERSHIP SHALL BE DEEMED TO HAVE OCCURRED (1) WHENEVER AN OUTSTANDING SHARE OF COMMON STOCK IS TRANSFERRED OF RECORD INTO THE NAME OF ANY OTHER PERSON AND (2) UPON THE ISSUANCE OF SHARES IN A PUBLIC OFFERING;

    (b) IN THE CASE OF AN OUTSTANDING SHARE OF COMMON STOCK HELD OF RECORD IN THE NAME OF A CORPORATION, GENERAL PARTNERSHIP, LIMITED PARTNERSHIP, VOTING TRUSTEE, BANK, TRUST COMPANY, BROKER, NOMINEE OR CLEARING AGENCY, IF IT HAS NOT BEEN ESTABLISHED PURSUANT TO THE PROCEDURES SET FORTH IN SECTION (v) OF THIS SUBPARAGRAPH B THAT THERE HAS BEEN NO CHANGE IN THE PERSON OR PERSONS WHO OR THAT DIRECT THE EXERCISE OF THE RIGHTS REFERRED TO IN CLAUSES (ii)
  (a) THROUGH (ii) (d), INCLUSIVE, OF THIS SUBPARAGRAPH B WITH RESPECT TO SUCH OUTSTANDING SHARE OF COMMON STOCK DURING THE PERIOD OF FOUR (4) YEARS IMMEDIATELY PRECEDING THE DATE ON WHICH A DETERMINATION IS MADE OF THE SHAREHOLDERS OF THE CORPORATION ENTITLED TO VOTE OR TO TAKE ANY OTHER ACTION (OR SINCE FEBRUARY 12, 1992 FOR ANY PERIOD ENDING ON OR BEFORE FEBRUARY 12, 1992), THEN A CHANGE IN BENEFICIAL OWNERSHIP OF SUCH SHARE OF COMMON STOCK SHALL BE DEEMED TO HAVE OCCURRED DURING SUCH PERIOD;

    (c) IN THE CASE OF AN OUTSTANDING SHARE OF COMMON STOCK HELD OF RECORD IN THE NAME OF ANY PERSON AS A TRUSTEE, AGENT, GUARDIAN OR CUSTODIAN UNDER

  THE UNIFORM GIFTS TO MINORS ACT AS IN EFFECT IN ANY JURISDICTION, A CHANGE IN BENEFICIAL OWNERSHIP SHALL BE DEEMED TO HAVE OCCURRED WHENEVER THERE IS A CHANGE IN THE BENEFICIARY OF SUCH TRUST, THE PRINCIPAL OF SUCH AGENT, THE WARD OF SUCH GUARDIAN, THE MINOR FOR WHOM SUCH CUSTODIAN IS ACTING OR IN SUCH TRUSTEE, AGENT, GUARDIAN OR CUSTODIAN; OR

    (d) IN THE CASE OF OUTSTANDING SHARES OF COMMON STOCK BENEFICIALLY OWNED BY A PERSON OR GROUP OF PERSONS WHO, AFTER ACQUIRING, DIRECTLY OR INDIRECTLY, THE BENEFICIAL OWNERSHIP OF FIVE PERCENT (5%) OF THE OUTSTANDING SHARES OF COMMON STOCK, FAILS TO NOTIFY THE CORPORATION OF SUCH OWNERSHIP WITHIN TEN (10) DAYS AFTER SUCH ACQUISITION, A CHANGE IN BENEFICIAL OWNERSHIP OF SUCH SHARES OF COMMON STOCK SHALL BE DEEMED TO OCCUR ON EACH DAY WHILE SUCH FAILURE CONTINUES.

  (iv) NOTWITHSTANDING ANY OTHER PROVISION IN THIS SUBPARAGRAPH B TO THE CONTRARY, NO CHANGE IN BENEFICIAL OWNERSHIP OF AN OUTSTANDING SHARE OF COMMON STOCK SHALL BE DEEMED TO HAVE OCCURRED SOLELY AS A RESULT OF:

    (a) ANY EVENT THAT OCCURRED PRIOR TO FEBRUARY 12, 1992 OR PURSUANT TO THE TERMS OF ANY CONTRACT (OTHER THAN A CONTRACT FOR THE PURCHASE AND SALE OF SHARES OF COMMON STOCK CONTEMPLATING PROMPT SETTLEMENT), INCLUDING CONTRACTS PROVIDING FOR OPTIONS, RIGHTS OF FIRST REFUSAL AND SIMILAR ARRANGEMENTS, IN EXISTENCE ON FEBRUARY 12, 1992 AND TO WHICH HOLDER OF SHARES OF COMMON STOCK IS A PARTY; PROVIDED, HOWEVER, THAT ANY EXERCISE BY AN OFFICER OR EMPLOYEE OF THE CORPORATION OR ANY SUBSIDIARY OF THE CORPORATION OF AN OPTION TO PURCHASE COMMON STOCK AFTER FEBRUARY 12, 1992 SHALL, NOTWITHSTANDING THE FOREGOING AND CLAUSE (iv) (f) HEREOF, BE DEEMED A CHANGE IN BENEFICIAL OWNERSHIP IRRESPECTIVE OF WHEN THAT OPTION WAS GRANTED TO SAID OFFICER OR EMPLOYEE;

    (b) ANY TRANSFER OF ANY INTEREST IN AN OUTSTANDING SHARE OF COMMON STOCK PURSUANT TO A BEQUEST OR INHERITANCE, BY OPERATION OF LAW UPON THE DEATH OF ANY INDIVIDUAL, OR BY ANY OTHER TRANSFER WITHOUT VALUABLE CONSIDERATION, INCLUDING, WITHOUT LIMITATION, A GIFT THAT IS MADE IN GOOD FAITH AND NOT FOR THE PURPOSE OF CIRCUMVENTING THE PROVISIONS OF THIS ARTICLE FOURTH;

    (c) ANY CHANGES IN THE BENEFICIARY OF ANY TRUST, OR ANY DISTRIBUTION OF AN OUTSTANDING SHARE OF COMMON STOCK FROM TRUST, BY REASON OF THE BIRTH, DEATH, MARRIAGE OR DIVORCE OF ANY NATURAL PERSON, THE ADOPTION OF ANY NATURAL PERSON PRIOR TO AGE EIGHTEEN (18) OR THE PASSAGE OF A GIVEN PERIOD OF TIME OR THE ATTAINMENT BY ANY NATURAL PERSON OF A SPECIFIC AGE, OR THE CREATION OR TERMINATION OF ANY GUARDIANSHIP OR CUSTODIAL ARRANGEMENT;

    (d) ANY APPOINTMENT OF A SUCCESSOR TRUSTEE, AGENT, GUARDIAN OR CUSTODIAN WITH RESPECT TO AN OUTSTANDING SHARE OF COMMON STOCK IF NEITHER SUCH SUCCESSOR HAS NOR ITS PREDECESSOR HAD THE POWER TO VOTE OR TO DISPOSE OF SUCH SHARE OF COMMON STOCK WITHOUT FURTHER INSTRUCTIONS FROM OTHERS;


    (e) ANY CHANGE IN THE PERSON TO WHOM DIVIDENDS OR OTHER DISTRIBUTIONS IN RESPECT OF AN OUTSTANDING SHARE OF COMMON STOCK ARE TO BE PAID PURSUANT TO THE ISSUANCE OR MODIFICATION OF A REVOCABLE DIVIDEND PAYMENT ORDER;

    (f) ANY ISSUANCE OF A SHARE OF COMMON STOCK BY THE CORPORATION OR ANY TRANSFER BY THE CORPORATION OF A SHARE OF COMMON STOCK HELD IN TREASURY OTHER THAN IN A PUBLIC OFFERING THEREOF, UNLESS OTHERWISE DETERMINED BY THE BOARD OF DIRECTORS AT THE TIME OF AUTHORIZING SUCH ISSUANCE OR TRANSFER;

    (g) ANY GIVING OF A PROXY IN CONNECTION WITH A SOLICITATION OF PROXIES SUBJECT TO THE PROVISIONS OF SECTION 14, OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND THE RULES AND REGULATIONS THEREUNDER PROMULGATED;

    (h) ANY TRANSFER, WHETHER OR NOT WITH CONSIDERATION, AMONG INDIVIDUALS RELATED OR FORMERLY RELATED BY BLOOD, MARRIAGE OR ADOPTION ("RELATIVES") OR BETWEEN A RELATIVE AND A PERSON CONTROLLED BY ONE OR MORE RELATIVES WHERE THE PRINCIPAL PURPOSE FOR THE TRANSFER IS TO FURTHER THE ESTATE TAX PLANNING OBJECTIVES OF THE TRANSFEROR OR OF RELATIVES OF THE TRANSFEROR;

    (i) ANY APPOINTMENT OF A SUCCESSOR TRUSTEE AS A RESULT OF THE DEATH OF THE PREDECESSOR TRUSTEE (WHICH PREDECESSOR TRUSTEE SHALL HAVE BEEN A NATURAL PERSON);

    (j) ANY APPOINTMENT OF A SUCCESSOR TRUSTEE WHO OR WHICH WAS SPECIFICALLY NAMED IN A TRUST INSTRUMENT PRIOR TO FEBRUARY 12, 1992; OR

    (k) ANY APPOINTMENT OF A SUCCESSOR TRUSTEE AS A RESULT OF THE RESIGNATION, REMOVAL OR FAILURE TO QUALIFY OF A PREDECESSOR TRUSTEE OR AS A RESULT OF MANDATORY RETIREMENT PURSUANT TO THE EXPRESS TERMS OF A TRUST INSTRUMENT; PROVIDED, THAT LESS THAN FIFTY PERCENT (50%) OF THE TRUSTEES ADMINISTERING ANY SINGLE TRUST WILL HAVE CHANGED (INCLUDING IN SUCH PERCENTAGE THE APPOINTMENT OF THE SUCCESSOR TRUSTEE) DURING THE FOUR (4) YEAR PERIOD PRECEDING THE APPOINTMENT OF SUCH SUCCESSOR TRUSTEE.

  (v) FOR PURPOSES OF THIS SUBPARAGRAPH B, ALL DETERMINATIONS CONCERNING CHANGES IN BENEFICIAL OWNERSHIP, OR THE ABSENCE OF ANY SUCH CHANGE, SHALL BE MADE BY THE BOARD OF DIRECTORS OF THE CORPORATION OR, AT ANY TIME WHEN THE CORPORATION EMPLOYS A TRANSFER AGENT WITH RESPECT TO THE SHARES OF COMMON STOCK, AT THE CORPORATION'S REQUEST, BY SUCH TRANSFER AGENT ON THE CORPORATION'S BEHALF. WRITTEN PROCEDURES DESIGNED TO FACILITATE SUCH DETERMINATIONS SHALL BE ESTABLISHED AND MAY BE AMENDED, FROM TIME TO TIME, BY THE BOARD OF DIRECTORS. SUCH PROCEDURES SHALL PROVIDE, AMONG OTHER THINGS, THE MANNER OF PROOF OF FACTS THAT WILL BE ACCEPTED AND THE FREQUENCY WITH WHICH SUCH PROOF MAY BE REQUIRED TO BE RENEWED. THE CORPORATION AND ANY TRANSFER AGENT SHALL BE ENTITLED TO RELY ON ANY AND ALL INFORMATION CONCERNING BENEFICIAL OWNERSHIP OF THE OUTSTANDING SHARES OF COMMON STOCK COMING TO THEIR ATTENTION FROM ANY SOURCE AND IN ANY MANNER REASONABLY DEEMED BY THEM TO BE RELIABLE, BUT NEITHER THE CORPORATION NOR ANY TRANSFER AGENT SHALL BE CHARGED WITH ANY OTHER KNOWLEDGE CONCERNING THE BENEFICIAL OWNERSHIP OF OUTSTANDING SHARES OF COMMON STOCK.

  (vi) IN THE EVENT OF ANY STOCK SPLIT OR STOCK DIVIDEND WITH RESPECT TO THE OUTSTANDING SHARES OF COMMON STOCK, EACH SHARE OF COMMON STOCK ACQUIRED BY REASON OF SUCH SPLIT OR DIVIDEND SHALL BE DEEMED TO HAVE BEEN BENEFICIALLY OWNED BY THE SAME PERSON FROM THE SAME DATE AS THAT ON WHICH BENEFICIAL OWNERSHIP OF THE OUTSTANDING SHARE OR SHARES OF COMMON STOCK, WITH RESPECT TO WHICH SUCH SHARE OF COMMON STOCK WAS DISTRIBUTED, WAS ACQUIRED.

  (vii) EACH OUTSTANDING SHARE OF COMMON STOCK, WHETHER AT ANY PARTICULAR TIME THE HOLDER THEREOF IS ENTITLED TO EXERCISE FIVE (5) VOTES OR ONE (1) VOTE, SHALL BE IDENTICAL TO ALL OTHER SHARES OF COMMON STOCK IN ALL RESPECTS, AND TOGETHER THE OUTSTANDING SHARES OF COMMON STOCK SHALL CONSTITUTE A SINGLE CLASS OF SHARES OF THE CORPORATION.

                                                                     APPENDIX A
                                                                     [PROPOSED]

                            ROPER INDUSTRIES, INC.

                        AMENDED 1991 STOCK OPTION PLAN

I. PURPOSES

  Roper Industries, Inc. (the "Company") desires to afford certain directors, key employees, consultants and other employees of the Company and its subsidiaries who are responsible for the continued growth of the Company an opportunity to acquire a proprietary interest in the Company, and thus to create in such persons interest in and a greater concern for the welfare of the Company.

  The stock options offered pursuant to this 1991 Stock Option Plan (the "Plan") are a matter of separate inducement and are not in lieu of any salary or other compensation for services.

  The Company, by means of the Plan, seeks to retain the services of persons now holding employment positions and to secure the services of persons capable of filling such positions.

  The options granted under the Plan may be designated as either incentive stock options ("Incentive Options") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or options that do not meet the requirements for Incentive Options ("Non- Qualified Options") but the Company makes no warranty as to the qualification of any option as an Incentive Option.

II. AMOUNT OF STOCK SUBJECT TO THE PLAN

  The total number of shares of common stock of the Company which may be purchased pursuant to the exercise of options granted under the Plan shall not exceed, in the aggregate, 1,750,000 shares of the authorized common stock, $.0l par value, per share, of the Company (the "Shares").

  Shares which may be acquired under the Plan may be either authorized but unissued Shares or Shares of issued stock held in the Company's treasury, or both, at the discretion of the Company. If and to the extent that options granted under the Plan expire or terminate without having been exercised, new options may be granted with respect to the Shares covered by such expired or terminated Options, provided that the grant and the terms of such new options shall in all respects comply with the provisions of the Plan.

  Except as provided in Article XX, the Company may, from time to time during the period beginning December 18, 1991 (the "Effective Date"), and ending December 17, 2001 (the "Termination Date"), grant options to certain directors, key employees, consultants and employees under the terms hereinafter set forth.

III. ADMINISTRATION

  The Board of Directors of the Company (the "Board of Directors") shall designate from among its members an option committee (the "Committee") to administer the Plan. The Committee shall consist of no fewer than three (3) members of the Board of Directors, each of whom shall be a "disinterested person" within the meaning of Rule 16b-3 (or any successor rule or regulation) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). A majority of the members of the Committee shall constitute a quorum, and the act of a majority of the members of the Committee shall be the act of the Committee. Any member of the Committee may be removed at any time, either with or without cause, by resolution adopted by a majority of the Board of Directors, and any vacancy on the Committee may at any time be filled by resolution adopted by a majority of the Board of Directors.

  Any or all powers and functions of the Committee may at any time and from time to time be exercised by the Board of Directors; provided, however, that, with respect to the participation in the Plan by persons who are members of the Board of Directors, such powers and functions of the Committee may be exercised by the Board of Directors only if, at the time of such exercise, all of the members of the Board of Directors acting in the particular matter, are "disinterested persons" within the meaning of Rule 16b-3 (or any successor-rule or regulation) promulgated under the Exchange Act.

  Subject to the express provisions of the Plan, the Board of Directors or the Committee, as the case may be, shall have authority, in its discretion, to determine the persons to whom options shall be granted, the time when such options shall be granted, the number of Shares which shall be subject to each option, the purchase price of each share which shall be subject to each option, the period(s) during which such options shall be exercisable (whether in whole or in part) and the other terms and provisions thereof. In determining the employees to whom options shall be granted and the number of Shares for which options shall be granted to each person, the Board of Directors or the Committee, as the case may be, shall consider the length of service, the amount of earnings, and the responsibilities and duties of such person.

  Subject to the express provisions of the Plan, the Board of Directors or the Committee, as the case may be, also shall have authority to construe the Plan and options granted thereunder, to amend the Plan and options granted thereunder, to prescribe, amend and rescind rules and regulations relating to the Plan, to determine the terms and provisions of the respective options (which need not be identical) and to make all other determinations necessary or advisable for administering the Plan. The Board of Directors or the Committee, as the case may be, also shall have the authority to require, in its discretion, as a condition of the granting of any such option, that the optionee agree (i) not to sell or otherwise dispose of Shares acquired pursuant to the option for a period of six (6) months following the date of acquisition of such Shares and (ii) that in the event of termination of service of the optionee with the Company or any subsidiary of the Company, other than as a result of dismissal without cause, such optionee will not, for a period to be fixed at the time of the grant of the option, enter into any other employment or participate directly or indirectly in any other business or enterprise which is competitive with the business of the Company or any subsidiary of the company, or enter into any employment in which such optionee will be called upon to utilize special knowledge obtained through service with the Company or any subsidiary of the Company.

  The determination of the Board of Directors or the Committee as the case may be, on matters referred to in this Article III shall be conclusive.

  The Board of Directors or the Committee, as the case may be, may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. Expenses incurred by the Board of Directors or the Committee in the engagement of such counsel, consultant or agent shall be paid by the Company. No member or former member of the Committee or of the Board of Directors shall be liable for any action or determination made in good faith with respect to the Plan or any option granted hereunder.

IV. ELIGIBILITY

  Options may be granted only to directors, key employees, consultants and employees of the Company and its subsidiaries who are not members of the Committee.

  An Incentive Option shall not be granted to any person who, at the time the option is granted, owns stock of the Company or any subsidiary or parent of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any subsidiary or parent of the Company unless (i) the option price is at least one hundred ten percent (110%) of the fair market value per share (as defined in Article VI) of the stock subject to the option and (ii) the option is not exercisable after the fifth anniversary of the date of grant of the option. In determining stock ownership of an employee, the rules of Section 424(d) of the Code shall be applied, and the Board of Directors or the Committee, as the case may be, may rely on representations of fact made to it by the employee and believed by it to be true.

V. MAXIMUM ALLOTMENT OF INCENTIVE OPTIONS

  If the aggregate fair market value of stock with respect to which Incentive Options are exercisable for the first time by an employee during any calendar year (under all stock option plans of the Company and any parent or any subsidiary of the Company) exceeds $ 1 00,000, any options which otherwise qualify as Incentive Options, to the extent of the excess, will be treated as Non- Qualified Options.

VI. OPTION PRICE AND PAYMENT

  The price per Share under any option granted hereunder shall be such amount as the Board of Directors or the Committee, as the case may be, shall determine but, in the case of an Incentive Option, such price shall not be less than one hundred percent (100%) of the fair market value of the Shares subject to such option, as determined in good faith by the Board of Directors or the Committee, as the case may be, at the date the option is granted.

  If the Shares are listed on a national securities exchange in the United States on the date any option is granted, the fair market value per Share shall be deemed to be the average of the high and low quotations at which such Shares are sold on such national securities exchange in the United States on the date next preceding the date upon which the option is granted, but if the Shares are not traded on such date, or such national securities exchange is not open for business on such date, the fair market value per Share shall be determined as of the closest preceding date on which such exchange shall have been open for business and the Shares were traded. If the Shares are listed on more than one national securities exchange in the United States on the date any such option is granted, the Committee shall determine which national securities exchange shall be used for the purpose of determining the fair market value per Share. If the Shares are not listed on a national securities exchange, but are reported on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), the fair market value per share shall be deemed to be the average of the high bid and low asked prices on the date next preceding the date upon which the option is granted as reported by NASDAQ.

  For purposes of this Plan, the determination by the Board of Directors or the Committee, as the case may be, of the fair market value of a Share shall be conclusive.

  Upon the exercise of an option granted hereunder, the Company shall cause the purchased Shares to be issued only when it shall have received the full purchase price for the Shares in cash; provided, however, that in lieu of cash, the holder of an option may, if and to the extent the terms of such option so provide and to the extent permitted by applicable law, exercise an option in whole or in part, by delivering to the Company shares of common stock of the Company (in proper form for transfer and accompanied by all requisite stock transfer tax stamps or cash in lieu thereof) owned by such holder having a fair market value equal to the cash exercise price applicable to that portion of the option being exercised by the delivery of such Shares. The fair market value of the stock so delivered shall be determined as of the date immediately preceding the date on which the option is exercised, or as may be required in order to comply with or to conform to the requirements of any applicable laws or regulations.

VII. USE OF PROCEEDS

  The cash proceeds of the sale of Shares subject to the options granted hereunder are to be added to the general funds of the Company and used for its general corporate purposes as the Board of Directors shall determine,

VIII. LOANS, LOAN GUARANTEES AND INSTALLMENT PAYMENTS

  In order to assist an optionee (including an optionee who is an officer or director of the Company or any subsidiary of the Company) in the acquisition of shares of Common Stock pursuant to options granted under the Plan, the Board of Directors or the Committee, as the case may be, may authorize, at either the time of the grant of an option or the time of the acquisition of Common Stock pursuant to the option; (i) the extension of a loan to the optionee by the Company, (ii) the payment by the optionee of the purchase price, if any, for the Common Stock in installments, or (iii) the guarantee by the Company or a subsidiary of the Company of a loan obtained by the optionee from a third party. The terms of any loans, guarantees or installment payments, including the interest rate and terms of repayment, will be subject to the discretion of the Board of Directors or the Committee, as the case may be. Loans, installment payments and guarantees may be granted without security, the maximum credit available being the purchase price, if any, of the Common Stock acquired plus the maximum federal and state income and employment tax liability which may be incurred in connection with the acquisition. In no event, however, may the amount of any loan exceed the amounts allowable to the loan to such individual for the purposes stated hereunder as provided by any regulation of the United States Treasury or other State or Federal statute.

IX. TERM OF OPTIONS AND LIMITATIONS ON THE RIGHT OF EXERCISE

  Unless the Board of Directors or the Committee, as the case may be, shall determine otherwise (in which event the instrument evidencing the option granted hereunder shall so specify), any option granted hereunder shall be exercisable during a period of not more than ten (10) years from the date of grant of such option.

  The Board of Directors or the Committee, as the case may be, shall have the right to accelerate, in whole or in part, from time to time, conditionally or unconditionally, rights to exercise any option granted hereunder.

  To the extent that an option is not exercised within the period of exercisability specified herein, it shall expire as to the then unexercised part.

X. EXERCISE OF OPTIONS

  Options granted under the Plan shall be exercised by the optionee as to all or part of the Shares covered thereby by the giving of written notice of the exercise thereof to the Corporate Secretary of the Company and the stock transfer agent for the Company at the principal business office of the Company, specifying the number of Shares to be purchased and specifying a business day not more than fifteen (I 5) days from the date such notice is given, for the payment of the purchase price against delivery of the Shares being purchased. Subject to the terms of Articles XV, XVI, XVII and XVIII or any other terms or conditions of any options grant deemed advisable in the administration of the grant by the Board of Directors or the Committee, as the case may be, the Company shall cause certificates for the Shares so purchased to be delivered to the optionee, against payment of the full purchase price, on the date specified in the notice of exercise.

XI. NONTRANSFERABILITY OF OPTIONS

  An option granted hereunder shall not be transferable, whether by operation of law or otherwise, other than by will or the laws of descent and distribution, and any option granted hereunder shall be exercisable, during the lifetime of the holder, only by such holder.

XII. TERMINATION OF EMPLOYMENT

  Upon termination of employment of any employee with the Company or any subsidiary of the Company any option previously granted to such employee, unless otherwise specified by the Board of Directors or the Committee, as the case may be, shall, to the extent not theretofore exercised, terminate and become null and void, provided that:

  (a) if the employee shall die while in the employ of the Company or any subsidiary of the Company or during either the three (3) month or one (1) year period, whichever is applicable, specified in clause (b) below at a time when such employee was entitled to exercise an option as herein provided, the legal representative of such employee, or such person who acquired such option by bequest or inheritance or by reason of the death of the employee, may, not later than one (1) year from the date of death, exercise such option, to the extent not theretofore exercised, in respect of any or all of such number of Shares as specified by the Board of Directors or the Committee, as the case may be, in such option grant; and

  (b) if the employment of any employee to whom such option shall have been granted shall terminate by reason of the employee's retirement (at such age or upon such conditions as shall be specified by the Board of Directors or the Committee, as the case may be), disability (as described in Section 22(e)(3) of the Code) or dismissal by the employer other than for cause (as defined below), and while such employee is entitled to exercise such option as herein provided, such employee shall have the right to exercise such option so granted, to the extent not theretofore exercised, in respect of any or all of such number of Shares as specified by the Board of Directors or the Committee, as the case may be, in such option at any time up to and including (i) three
(3) months after the date of such termination of employment in the case of termination by reason of retirement or dismissal other than for cause and (ii) one (1) year after the date of termination of employment in the case of termination by reason of disability.

  In no event, however, shall any person be entitled to exercise any option after the expiration of the period of exercisability of such option as specified therein.

  If an employee voluntarily terminates his or her employment, or is discharged for cause, any options granted hereunder and any interest of the employee in such option shall, unless otherwise specified by the Board of Directors or the Committee, as the case may be, in the option, forthwith terminate with respect to any unexercised portion thereof.

  Notwithstanding any other provision of this Article XII, if the employment of any employee with the Company or any subsidiary of the Company is terminated, whether voluntarily or involuntarily, within a one-year period following a change in the ownership or effective control of the Company (within the meaning of Section 28OG(b)(2)(A)(i) and while such employee is entitled to exercise an option as herein provided, other than a termination of such employment by the Company or any subsidiary of the Company for cause, such employee shall have the right to exercise all or any portion of such option at any time up to and including three (3) months after the date of such termination of employment, at which time such option shall cease to be exercisable.

  If an option granted hereunder shall be exercised by the legal representative of a deceased employee or former employee, or by a person who acquired an option granted hereunder by bequest or inheritance or by reason of the death of any employee or former employee, written notice of such exercise shall be accompanied by a certified copy of letters testamentary or equivalent proof of the right of such legal representative or other person to exercise such option.

  For the purposes of the Plan, the term "for cause" shall mean (i) with respect to an employee who is a party to a written agreement with, or, alternatively, participates in a compensation or benefit plan of the Company or any subsidiary of the Company, which agreement or plan contains a definition of "for cause or cause" (or words of like import) for purposes of termination of employment thereunder by the Company or such subsidiary of the Company, "for cause" or "cause" as defined in the most recent of such agreements or plans, or (ii) in all other cases, as determined by the Committee or the Board of Directors, as the case may be, in its sole discretion, (a) the willful commission by an employee of a criminal or other act that causes or will probably cause substantial economic damage to the Company or a substantial injury to the business reputation of the Company; (b) the commission by an employee of an act of fraud in the performance of such employee's duties on behalf of the Company or any subsidiary of the Company; or (c) the continuing willful failure of an employee to perform the duties of such employee to the Company or any subsidiary of the Company (other than such failure resulting from the employee's incapacity due to physical or mental illness) after written notice thereof (specifying the particulars thereof in reasonable detail) and a reasonable opportunity to be heard and cure such failure are given to the employee by the Board of Directors or the Committee, as the case may be. For purposes of the Plan, no act, or failure to act, on the employee's part shall be considered "willful" unless done or omitted to be done by the employee not in good faith and without reasonable belief that the employee's action or omission was in the best interest of the Company or a subsidiary of the Company.

  For the purposes of the Plan, an employment relationship shall be deemed to exist between an individual and a corporation if, at the time of the determination, the individual was an employees or such corporation for purposes of Section 422(a) of the Code. If an individual is on military, sick leave or other bona fide leave of absence such individual shall be considered an "employee" for purposes of the exercise of an option and shall be entitled to exercise such option during such leave if the period of such leave does not exceed 90 days, or, if longer, so long as the individual's right to reemployment with the Company is guaranteed either by statute or by contract. If the period of leave exceeds ninety (90) days, the employment relationship shall be deemed to have terminated on the ninety-first (91st) day of such leave, unless the individual's right to re-employment is guaranteed by statute or contract.

  A termination of employment shall not be deemed to occur by reason of (i) the transfer of an employee from employment by the Company to employment by a subsidiary of the Company or (ii) the transfer of an employee from employment by a subsidiary of the Company to employment by the Company or by another subsidiary of the Company.

XIII. ADJUSTMENT OF SHARES, EFFECT OF CERTAIN TRANSACTIONS

  In the event of any change in the outstanding Shares through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or other like change in capital structure of the Company, an adjustment shall be made to each outstanding option such that each such option shall thereafter be exercisable for such securities, cash and/or other property as would have been received in respect of the Shares subject to such option had such option been exercised in full immediately prior to such change, and such an adjustment shall be made successively each time any such change shall occur. The term "Shares" shall after any such change refer to the securities, cash and/or property then receivable upon exercise of an option. In addition, in the event of any such change, the Board of Directors or the Committee, as the case may be, shall make any further adjustment as may be appropriate to the maximum number of Shares subject to the Plan, the maximum number of Shares for which options may be granted to any one employee, and the number of Shares and price per Share subject to outstanding options as shall be equitable to prevent dilution or enlargement of rights under such options, and the determination of the Board of Directors or the Committee, as the case may be, as to these matters shall be conclusive. Notwithstanding the foregoing, (i) each such adjustment with respect to an Incentive Option shall comply with the rules of Section 424(a) of the Code, and (ii) in no event shall any adjustment be made which would render any Incentive Option granted hereunder other than an incentive stock option for purposes of Section 422 of the Code without the consent of the grantee.

XIV. RIGHT TO TERMINATE EMPLOYMENT

  The Plan shall not impose any obligation on the Company or any subsidiary of the Company to continue the employment of any holder of an option and it shall not impose any obligation on the part of any holder of an option to remain in the employ of the Company or of any subsidiary thereof.

XV. PURCHASE FOR INVESTMENT

  Except as hereafter provided, the holder of an option granted hereunder shall, upon any exercise thereof, execute and deliver to the Company a written statement, in form satisfactory to the Company, in which such holder represents and warrants that such holder is purchasing or acquiring the Shares acquired thereunder for such holder's own account, for investment only and not with a view to the resale or distribution thereof, and agrees that any subsequent offer for sale or sale or distribution of any such Shares shall be made only pursuant to either (a) a Registration Statement on an appropriate form under the Securities Act of 1933, as amended (the "Securities Act"), which Registration Statement has become effective and is current with regard to the Shares being offered or sold, or (b) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption the holder shall, prior to any offer for cash or sale of such Shares, obtain a prior favorable written opinion, in form and substance satisfactory to the Company, from counsel for or approved by the Company, as to the applicability of such exemption thereto. The foregoing restriction shall not apply to (i) issuances by the Company so long as the Shares being issued are registered under the Securities Act and a prospectus in respect thereof is current or (ii) reofferings of Shares by affiliates of the Company (as defined in Rule 405 or any successor rule or regulation promulgated under the Securities Act) if the Shares being reoffered are registered under the Securities Act and a prospectus in respect thereof is current.

XVI. ISSUANCE OF CERTIFICATES. LEGENDS: PAYMENT OF EXPENSES

  Upon any exercise of an option which may be granted hereunder and payment of the purchase price, a certificate or certificates for the Shares as to which the option has been exercised shall be issued by the Company in the name of the person exercising the option and shall be delivered to or upon the order of such person or persons.

  The Company may endorse such legend or legends upon the certificates for Shares issued upon exercise of an option granted hereunder and may issue such "stop transfer" instructions to its transfer agent in respect of such Shares as, in its discretion, it determines to be necessary or appropriate to (i) prevent a violation of, or to perfect an exemption from, the registration requirements of the Securities Act, (ii) implement the provisions of the Plan and any agreement between the Company and the optionee or grantee with respect to such Shares, or (iii) permit the Company to determine the occurrence of a disqualifying disposition, as described in Section 421(b) of the Code, of Shares transferred upon exercise of an Incentive Option granted under the Plan.

  The Company shall pay all issue or transfer taxes with respect to the issuance or transfer of Shares upon exercise of an option, as well as all fees and expenses necessarily incurred by the Company in connection with such issuance or transfer, except fees and expenses which may be necessitated by the filing or amending of a Registration Statement under the Securities Act, which fees and expenses shall be borne by the recipient of the Shares unless such Registration Statement has been filed by the Company for its own corporate purposes (and the Company so states) in which event the recipient of the Shares shall bear only such fees and expenses as are attributable solely to the inclusion of the Shares he or she receives in the Registration Statement, provided that the Company shall have no obligation to include any shares in any Registration Statement.

  All Shares issued as provided herein shall be fully paid and non-assessable to the extent permitted by law.

XVII. WITHHOLDING TAX

  The Company may require an employee exercising a Non-Qualified Option or disposing of Shares acquired pursuant to the exercise of an Incentive Option in a disqualifying disposition (within the meaning of Section 421(b) of the Code) to reimburse the corporation that employs such employee for any taxes required by any government to be withheld or otherwise deducted and paid by such corporation in respect of the issuance or disposition of Shares. In lieu thereof, the corporation that employs such employee shall have the right to withhold the amount of such taxes from any other sums due or to become due from such corporation to the employee upon such terms and conditions as the Board of Directors or the Committee, as the case may be, shall prescribe.

XVIII. LISTING OF SHARES AND RELATED MATTERS

  If at any time the Board of Directors shall determine in its discretion that the listing, registration or qualification of the Shares covered by the Plan upon any national securities exchange or any state or federal law or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the sale or purchase of Shares under the Plan, no Shares shall be issued unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Board of Directors.

XIX. AMENDMENT OF THE PLAN

  The Board of Directors may, from to time, amend the Plan, provided that no amendment shall be made, without the approval of the shareholders of the Company, that will (i) increase the total number of Shares reserved for options under the Plan (other than an increase resulting from an adjustment provided for in Article XIII), (ii) reduce the exercise price of any Incentive Option granted hereunder below the price required by Article VI, (iii) modify the provisions of the Plan relating to eligibility, or (iv) materially increase the benefits accruing to participants under the Plan. The Board of Directors or the Committee, as the case may be, shall be authorized to amend the Plan and the options granted hereunder to permit the Incentive Options granted hereunder to qualify as incentive stock options within the meaning of
Section 422 of the Code. The rights and obligations under any option granted before amendment of the Plan or any unexercised portion of such option shall not be adversely affected by amendment of the Plan or the option without the consent of the holder of the option.

XX. TERMINATION OR SUSPENSION OF THE PLAN

  The Board of Directors may at any time suspend or terminate the Plan. The Plan, unless sooner terminated by action of the Board of Directors, shall terminate at the close of business on the Termination Date. An option may not be granted while the Plan is suspended or after it is terminated. Rights and obligations under any option granted while the Plan is in effect shall not be altered or impaired by suspension or termination of the Plan, except upon the consent of the person to whom the option was granted. The power of the Board of Directors or the Committee, as the case may be, to construe and administer any options granted prior to the termination or suspension of the Plan under
Article III nevertheless shall continue after such termination or during such suspension.

XXI. GOVERNING LAW

  The Plan, such options as may be granted thereunder and all related matters shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.

XXII. PARTIAL INVALIDITY

  The invalidity or illegality of any provision herein shall not be deemed to affect the validity of any other provision.

XXIII. EFFECTIVE DATE

  The Plan shall become effective at 5:00 P.M., New York City time, on the Effective Date; provided, however, that if the Plan is not approved by a vote of the shareholders of the Company at an annual meeting or any special meeting or by unanimous written consent within twelve (12) months before or after the Effective Date, the Plan and any options granted thereunder shall terminate.

                                     [BLUE]

                             ROPER INDUSTRIES, INC.
 This proxy for the 1997 Annual Meeting of Shareholders is Solicited on Behalf
                           of the Board of Directors

The undersigned instructs that this Proxy be voted as marked.


                                    -------------------------------------------


                                    ------------------------------------
                                            Signature of Shareholder(s)

                                    Please sign your name as it appears on
                                    this Proxy. In case of multiple or joint ownership, all should sign. When signing as attorney, executor, administrator, trustee or guardian, give full title as such.

Dated            ,1997
(Continued on Reverse Side)

LOGO

                                    [YELL0W]
                             ROPER INDUSTRIES, INC.
 This proxy for the 1997 Annual Meeting of Shareholders is Solicited on Behalf
                           of the Board of Directors

                              VOTING CONFIRMATION

Please provide the number of shares beneficially owned for each category as of December 27, 1996.
       shares beneficially owned ON or BEFORE December 27, 1992 entitled to five votes each.
       shares beneficially owned and acquired AFTER December 27, 1992 entitled to one vote each.

If no confirmation is provided, all shares voted will be entitled to one vote each.

                                    The undersigned instructs that this Proxy be voted as marked.

                                    ------------------------------------




Dated            ,1997              ------------------------------------
(continued on reverse side)                 Signature of Shareholder(s)

                                    Please sign your name as it appears on
                                    this Proxy, in case of joint ownership,
                                    all should sign. When signing as attorney, executor, administrator, trustee or guardian, give full title as such.

                                     [401K]
                                    [WHITE]

LOGO
                             ROPER INDUSTRIES, INC.
  EMPLOYMENT RETIREMENT SAVING PLAN PARTICIPANT VOTING PREFERRED FOR THE 1997
                         ANNUAL MEETING OF SHAREHOLDERS

                                    The undersigned instructs the Plan Trustee of his/her preference that the shares of Roper Industries, Inc. Common Stock in the Plan's Roper Stock Fund allocated to him/her as of the Annual Meeting record date be voted as indicated.

                                    ------------------------------------
                                           Signature of Plan Participant

                                    Please sign your name as it appears on
                                    this Proxy.

Dated            ,1997              ------------------------------------
(Continued on Reverse Side)                     Social Security No.

LOGO

UNLESS OTHERWISE SPECIFIED BELOW, THIS PROXY WILL BE VOTED (I) FOR THE ELECTION AS DIRECTORS OF THE NOMINEES LISTED BELOW.

At the Annual Meeting of Shareholders of Roper Industries, Inc. to be held on February 14, 1997 at 12 noon at its corporate offices at 160 Ben Burton Road, Bogart, Georgia 30622 and all meeting adjournments, Derrick N. Key and Zane E. Metcalf and each of them are authorized to represent me and vote my shares on the following:

1. The election of four (4) Directors. The nominees are:
 E. Douglas Kenna, George L. Ohrstrom, Jr., Eriberto R. Scocimara, Georg Graf Schall-Riaucour.
 [_] For all nominees listed above.
 [_] For all nominees listed above except those selected nominees written on the line below:
 ----------------------------------------------------------------------
 (INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name on the line provided above).
 [_] WITHHOLD AUTHORITY to vote for all nominees listed above.

2. To approve the proposed amendment of the Certificate of Incorporation of the Company to increase the number of shares of Common Stock to 80,000,000:
                    [_] FOR     [_] AGAINST     [_] ABSTAIN
3. To approve the proposed amendment of the 1991 Stock Option Plan to authorize a 250,000 share increase in the number of shares of Common Stock to be reserved for options thereunder.
                    [_] FOR     [_] AGAINST     [_] ABSTAIN
4. In their discretion, the proxies are authorized to vote upon any other matter that may properly come before this meeting.
                    [_] FOR     [_] AGAINST     [_] ABSTAIN